EXHIBIT 99.1

                               NATIONAL COAL CORP.

                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                        Three Months Ended
                                                           December 31,
                                                   ----------------------------
                                                       2005            2004
                                                   ------------    ------------
Revenues
   Coal sales ..................................   $ 19,658,116    $  6,970,864
   Other revenues ..............................        499,133          24,164
                                                   ------------    ------------
      Total revenues ...........................     20,157,249       6,995,028
                                                   ------------    ------------

Expenses
   Cost of sales ...............................     16,371,335       7,280,198
   Depreciation, depletion, and amortization ...      2,941,275      (1,225,288)
   General and administrative ..................      2,018,279       3,514,619
                                                   ------------    ------------
      Total operating expenses .................     21,330,889       9,569,529
                                                   ------------    ------------

Operating loss .................................     (1,173,640)     (2,574,501)
                                                   ------------    ------------

Other income (expense)
   Interest income (expense) ...................     (1,164,960)     (2,337,785)
   Other income (expense), net .................       (641,212)        (46,389)
                                                   ------------    ------------
      Total other income (expense) .............     (1,806,172)     (2,384,174)
                                                   ------------    ------------

Net (loss) .....................................     (2,979,812)     (4,958,675)

Preferred stock dividend .......................       (264,865)     (8,064,956)
                                                   ------------    ------------

Net (loss) attributable to common shareholders .   $ (3,244,677)   $(13,023,631)
                                                   ============    ============

Basic net (loss) per common share ..............   $      (0.24)   $      (1.06)
                                                   ============    ============

Diluted net (loss) per common share ............   $      (0.24)   $      (1.06)
                                                   ============    ============

Weighted average common shares .................     13,900,730      12,231,949
                                                   ============    ============